UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Riverview Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RIVERVIEW FINANCIAL CORPORATION

3901 NORTH FRONT STREET

HARRISBURG, PENNSYLVANIA 17110

(717) 957-2196

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 21, 2017

TO THE SHAREHOLDERS OF RIVERVIEW FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Riverview Financial Corporation (the “Corporation”) will be held at the Hershey Country Club, 1000 East Derry Road, Hershey, Pennsylvania, 17033, on Wednesday, June 21, 2017 at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

1.	The election of three (3) Class 1 directors to serve for a three-year term and until their successors are elected and qualified;

2.	A proposed amendment of Article 5 of the Corporation’s Articles of Incorporation to increase the number of shares of common stock that the Corporation may issue from five million shares to twenty million shares;

3.	A proposed amendment of Article 5 of the Corporation’s Articles of Incorporation to authorize 1,348,809 shares of a new class of non-voting common stock;

4.	The ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5.	The transaction of such other business as may be properly brought before the meeting and any adjournment or postponement of the meeting.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for directors listed in the attached proxy statement; “FOR” both of the proposed amendments to Article 5 of the Corporation’s Articles of Incorporation relating to the Common Stock Increase and the Nonvoting Common Stock Authorization; and “FOR” the ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

Only those shareholders of record, at the close of business on April 14, 2017, are entitled to receive notice of and to vote at the meeting.

Riverview encourages you to vote your shares in advance of the Annual Meeting so that your shares will be represented and voted at the Annual Meeting if you cannot attend in person and are eligible to vote. You may vote by signing and returning your proxy card by mail in the enclosed postpaid envelope, or you may vote by telephone, or you may vote via the internet or you may attend the meeting and vote your shares in person.

We cordially invite you to attend the meeting. Your proxy is revocable, and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Secretary of the Corporation before the vote at the meeting.

Enclosed is a copy of Riverview Financial Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

BY THE ORDER OF THE BOARD OF DIRECTORS

Maureen Duzick

Secretary

Harrisburg, Pennsylvania

April 24, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be Held on June 21, 2017:

Our Proxy Statement on Schedule 14A, form of proxy card and 2016 Annual Report on Form 10-K are available at: https://riverviewbankpa.com/ by clicking on the Investor Relations link.

PROXY STATEMENT

Dated and to be mailed on or about April 24, 2017

RIVERVIEW FINANCIAL CORPORATION

3901 NORTH FRONT STREET

HARRISBURG, PENNSYLVANIA 17110

(717) 957-2196

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 21, 2017

i

PROXY STATEMENT

Date, Time and Place of Annual Meeting

The Annual Meeting of the shareholders of Riverview Financial Corporation (the “Corporation”) will be held on Wednesday, June 21, 2017, at 10:00 a.m. at the Hershey Country Club, 1000 East Derry Road, Hershey, Pennsylvania, 17033. Only shareholders of record at the close of business on April 14, 2017 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the meeting.

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

•	Election of three (3) Class 1 directors of the Corporation, to serve for a three-year term and until their successors are elected and qualified;

•	A proposed amendment of Article 5 of the Corporation’s Articles of Incorporation to increase the number of shares of common stock that the Corporation may issue from five million shares to twenty million shares (the “Common Stock Increase”);

•	A proposed amendment of Article 5 of the Corporation’s Articles of Incorporation to authorize 1,348,809 shares of a new class of non-voting common stock (the “Nonvoting Common Stock Authorization”);

•	Ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	Transaction of such other business as may be properly brought before the meeting and any adjournment or postponement of the meeting.

Solicitation of Proxies

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the 2017 Annual Meeting of Shareholders. This proxy statement and the related proxy card are first being distributed on or about April 24, 2017. The Corporation will bear the expense of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Corporation will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to owners of the Corporation’s common stock. In addition to the solicitation of proxies by mail, directors, officers and employees of the Corporation and its subsidiaries may, without additional compensation, solicit proxies in person, by telephone, and through other means of communication.

Riverview encourages you to vote your shares by proxy, telephone or internet in advance of the Annual Meeting so that your shares will be represented and voted at the Annual Meeting if you cannot attend in person and are eligible to vote. You may vote by signing and returning the enclosed proxy card by mail in the enclosed postpaid envelope, by telephone, by internet or by attending the Annual Meeting and voting in person.

If you hold shares in street name with a bank or broker, it is important that you instruct your bank or broker how to vote your shares if you want your shares to be voted on the election of directors. If you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf for the election of directors. In addition, your broker cannot vote your shares on the Common Stock Increase or the Nonvoting Common Stock Authorization. As a result, no vote will be cast for you on these items unless you provide instructions to your broker on how to vote. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares for which no voting instructions have been provided on the ratification of the appointment of Riverview’s independent auditor and other matters that your bank or broker considers routine. If you hold shares in street name with a bank or broker and you wish to vote your shares in person at the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker authorizing you to vote the shares at the Annual Meeting.

Voting of Shares

By properly completing a proxy, you appoint Howard R. Greenawalt and Joseph D. Kerwin, as proxy holders, to vote your shares in the manner indicated by you either on the proxy card, the telephone or the internet. Unless revoked, any proxy given pursuant to this solicitation will be voted at the Annual Meeting, including any adjournment or postponement thereof, in accordance with the written instructions of the shareholder giving the proxy. In the absence of instruction, all proxies will be voted FOR the election of the director nominees identified in this proxy statement, FOR the Common Stock Increase, FOR the Nonvoting Common Stock Authorization and FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the Annual Meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Corporation as permitted by Rule 14a-4 under the Securities Exchange Act of 1934, as amended.

As of the Record Date, 6,371 shares of Riverview common stock were held by Riverview’s Trust department in a fiduciary capacity for fiduciary accounts. The shares held in this manner, in the aggregate, represent approximately 0.18% of the total shares outstanding. The opportunity to receive communication from the Corporation and to vote on any matter shall be provided to each account owner then entitled to vote. The account owner then entitled to vote shall receive, by regular U.S. mail, the Corporation’s communication, or letter or other notice describing the nature of the vote solicited and the manner in which the vote may be exercised. In the absence of a response from a duly notified account owner, these shares will not be voted by Riverview.

Shares held for the account of shareholders who participate in the Dividend Reinvestment and Stock Purchase Plan (the “DRP Plan”) and for the employees who participate in the Employee Stock Purchase Plan (the “ESPP”) will be voted in accordance with the instructions of each shareholder as set forth on his or her proxy. If a shareholder who participates in these plans does not return a proxy, the shares held for the shareholder’s account will not be voted.

Employees of Riverview Bank and its subsidiaries who participate in the Riverview Financial Common Stock Fund of the Riverview Financial Corporation 401(k) Retirement Plan (the “401(k) Plan”) will be voted by the Plan Trustee in accordance with the instructions of each participant as set forth on the proxy card sent to the participants with respect to Riverview shares. Each participant in the 401(k) Plan (or beneficiary of a deceased participant) is entitled to direct the Plan Trustee how to vote shares of Riverview common stock that are allocated to his or her account under the 401(k) Plan, on any matter in which other holders of Riverview’s common stock are entitled to vote. All shares of Riverview stock allocated to accounts for which the Plan Trustee did not receive instructions from a participant will be voted by the Plan Trustee in his discretion and in accordance with his fiduciary duties under ERISA.

Revocability of Proxies

The execution and return of the enclosed proxy card will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. A shareholder may revoke any proxy given pursuant to this solicitation by (i) delivering written notice of revocation to Maureen Duzick, Secretary of the Corporation, 3901 North Front Street, Harrisburg, Pennsylvania, 17110, (ii) executing a later dated proxy and giving written notice of the revocation to Maureen Duzick at any time before the shares are voted at the Annual Meeting, or (iii) appearing at the Annual Meeting and voting in person after giving notice thereof to the Secretary of the meeting.

Although the Board of Directors knows of no other business to be conducted at the meeting, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors on any matter as to which the Corporation did not have reasonable notice.

Quorum; Required Vote

At the close of business on the Record Date, the Corporation had 3,518,331 issued and outstanding shares of no par value common stock held by approximately 873 shareholders of record and 1,348,809 issued and outstanding shares of no par value Series A preferred stock held by one shareholder of record. Each holder of the Corporation’s common stock is entitled to one vote per share owned of record on the Record Date on all business presented at the Annual Meeting.

A majority of the outstanding shares of common stock of the Corporation, represented in person or by proxy, constitutes a quorum for the conduct of business. Under Pennsylvania law and the Corporation’s Bylaws, the presence of a quorum is required for each matter to be acted upon at the annual meeting. Votes withheld and abstentions are counted in determining the presence of a quorum for a particular matter. Broker non-votes are not counted in determining the presence of a quorum for shareholder actions with respect to non-routine corporate governance matters such as the election of directors, but are counted in determining the presence of a quorum for routine matters, such as ratification of the independent registered public accounting firm.

In the case of the election of Directors, the three candidates receiving the highest number of votes will be elected. Shareholders are not entitled to cumulate votes for the election of directors. On all other matters, including approval of the Common Stock Increase, the Nonvoting Common Stock Authorization and the ratification of Dixon Hughes Goodman LLP as the independent registered public accounting firm, the proposal must be approved by the affirmative vote of a majority of the votes cast. Abstentions, “withhold” votes and broker non-votes will not be treated as votes cast. As a result, they will have no effect on the outcome of the vote to approve any of the proposals.

Shareholder Proposals for the 2018 Annual Meeting

Shareholder proposals for the 2018 Annual Meeting must be received on or about December 22, 2017 at the principal executive offices addressed to the Secretary of Riverview Financial Corporation at 3901 North Front Street, Harrisburg, PA 17110, to be considered for inclusion in our 2018 Proxy Statement. Shareholder proposals that will not be included in the 2018 Proxy Statement, but which a shareholder intends to bring to a vote at the Annual Meeting, will be considered untimely if submitted after March 7, 2018. The Corporation will announce any revision to these shareholder proposal deadlines based upon the actual date chosen for the 2018 Annual Meeting.

CORPORATE GOVERNANCE

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices, which the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review these practices, Pennsylvania law (the state in which we are incorporated), and best practices suggested by recognized corporate governance authorities.

Director Independence

Currently, our Board of Directors has thirteen members. The Corporation has chosen to follow the NASDAQ Stock Market standards for independence. Under those standards, the following eleven directors are considered independent: Messrs. Evans, Ford, Greenawalt, Hite, Hoover, Kerwin, Metzgar, Resh, Schrantz, Troutman and Yaag. This constitutes more than a majority of our Board of Directors. All members of our Audit Committee, Compensation Committee and Governance and Nominating Committee meet all applicable independent standards applicable to services on those committees.

In determining the directors’ independence, the Board of Directors considered any services provided to Riverview, loan transactions between Riverview Bank and the directors, their respective family members and businesses with whom they are associated, as well as any contributions made to non-profit organizations with whom the directors are associated.

The following table includes a description of other categories or types of transactions, relationships or arrangements considered by the Board (in addition to those listed above and under the section entitled “Transactions with Directors and Executive Officers” below) in reaching its determination that the eleven directors are independent.

Name	Independent	Other Transactions/Relationships/Arrangements
Mr. Evans	Yes	Provision of legal services

Mr. Ford	Yes	Provision of insurance consulting services

Mr. Greenawalt	Yes	None

Mr. Hite	Yes	None

Mr. Hoover	Yes	Provision of payroll processing services

Mr. Kerwin	Yes	Provision of legal services – contracts

Mr. Metzgar	Yes	Provision of legal services – collections

Mr. Resh	Yes	None

Mr. Schrantz	Yes	None

Mr. Troutman	Yes	Provision of automobile sales and repairs

Mr. Yaag	Yes	None

In each case, the Board determined that none of the transactions noted impair the independence of the director.

Meetings and Committees of the Board of Directors

The Board of Directors has a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee.

Board Meetings. During 2016, the Board of Directors met fourteen (14) times. All of the directors, except for a former director, Felix Bartush, attended at least 75% of all meetings of the Board and respective Committees on which they served. In addition, although the Corporation does not have a formal policy regarding attendance by directors at the Annual Meeting of Shareholders, it is generally expected that each director will attend. All of the Corporation’s directors attended the 2016 Annual Meeting of Shareholders.

Audit Committee. The Audit Committee met seven (7) times during 2016, and operates pursuant to a written charter, a copy of which is available on Riverview Bank’s website at https://riverviewbankpa.com/ under Investor Relations, and then selecting “Governance Documents”. The members of the Audit Committee are R. Keith Hite, Chairman, Howard R. Greenawalt, Joseph D. Kerwin and Timothy E. Resh. Each member of the Audit Committee is considered “independent” in accordance with the NASDAQ independence standards applicable to Audit Committee membership. The Audit Committee is charged with providing assistance to the Board in fulfilling its responsibilities to the shareholders in the areas of financial controls and reporting. These responsibilities include assessing the effectiveness of the internal control system over financial reporting, reviewing adherence to policies and procedures, assuring the safeguarding of all Corporation assets and the accuracy of the Corporation’s financial statements and reports. Further, it is the responsibility of the Audit Committee to provide independent oversight and to monitor and maintain lines of communication between the Board of Directors, the external auditors, the internal auditors and the senior management of the Corporation. The Audit Committee is also responsible for matters concerning the relationship between the Corporation and its independent auditors, including annually recommending their appointment or removal, reviewing the scope of their audit services and related fees as well as other services they may provide to the Corporation, and determining whether the auditors are independent. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. Mr. Greenawalt was determined by the Board of Directors to be an “audit committee financial expert” as defined in SEC Regulation S-K.

Compensation Committee. The Compensation Committee met one (1) time during 2016. The Compensation Committee is comprised of Joseph D. Kerwin, Chairman, David W. Hoover and John M. Schrantz, who are all considered to be independent under the NASDAQ independence standards applicable to Compensation Committee membership. The principal duties of the Compensation Committee include the establishment of policies dealing with various compensation plans for the Corporation. Subject to the Board’s approval, the Compensation Committee determines general guidelines for salary adjustments, compensation and benefit programs for all employees and makes recommendations to the Board of Directors for its approval. The Compensation Committee assures that senior executives are compensated effectively in a manner consistent with the Bank’s compensation strategy, internal equity considerations, competitive practices and the requirements of the appropriate regulatory bodies. The Board of Directors annually reviews the recommendations of the Compensation Committee on compensation of the Corporation’s and the Bank’s senior executives. The Compensation Committee does not have a committee charter.

Compensation Committee Interlocks and Insider Participation. There are no compensation committee interlocks or insider participation that would require disclosure under applicable proxy rules.

Governance and Nominating Committee. The Governance and Nominating Committee met six (6) times during 2016. The Governance and Nominating Committee consists entirely of independent directors as defined under the NASDAQ independence standards applicable to Governance and Nominating Committee membership. The members of the Governance and Nominating Committee are John M. Schrantz, Chairman, Howard R. Greenawalt, David W. Hoover, Joseph D. Kerwin, Timothy E. Resh and David A. Troutman. The principal duty of the Governance and Nominating Committee includes developing Corporate Governance Guidelines of the Corporation, ensuring compliance with such governance policies and procedures and periodically reviewing and assessing Board and management performance. In addition, the committee serves as the Corporation’s nominating committee and is responsible for identifying individuals qualified to become Board members based upon criteria specified by the Board and recommending nominees to fill vacancies. The Governance and

Nominating Committee operates under a formal charter adopted by the Board of Directors, a copy of which is available on Riverview Bank’s website at https://riverviewbankpa.com/ under Investor Relations, and then selecting “Governance Documents”.

Code of Ethics

The Corporation adopted a Code of Ethics that applies to all directors, officers and employees of the Corporation and the Bank. The Code of Ethics defines the standards of honesty, integrity, impartiality and conduct that are essential to ensure the proper performance of the Corporation’s business and to ensure public trust. A copy of the Code of Ethics may be obtained, without charge, by contacting Maureen Duzick, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Shareholder Communications

Shareholders who wish to send communications to the Board may send communications to Maureen Duzick, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Nomination of Directors

Under the Corporation’s Bylaws, Board nominations may be made by the Board of Directors or by any shareholder entitled to vote on the election of directors, provided that all nominees must meet the age and ownership requirements discussed below. The Governance and Nominating Committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the Board. As part of the Committee’s process to identify and select director nominees, diversity is one of many factors considered, including skill, experience and time availability, in evaluating candidates. The Board does not assess shareholder nominees using a different standard from that used to assess Board nominees. In order for a shareholder to make a nomination, the shareholder must provide a notice, along with additional information about the proposed nominee(s), as required by Section 9.1 of the Bylaws, to our corporate Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. If the Annual Meeting were held on the same date next year, the deadline to submit a director nominee would be February 20, 2018. The chairman of the Annual Meeting is required to determine whether nominations have been made in accordance with the requirements of the Bylaws. If he determines that a nomination was not made in accordance with the Bylaws, he shall so declare at the Annual Meeting, and the defective nomination will be disregarded. You can obtain a copy of the full text of the Bylaw provision by writing to Maureen Duzick, Corporate Secretary, Riverview Financial Corporation, 3901 North Front Street, Harrisburg, Pennsylvania 17110.

Board Leadership Structure

The Corporation’s senior leadership is currently shared between the Chief Executive Officer, the President and the Chairman of the Board. Historically, the positions of Chief Executive Officer, President and Chairman have been held by separate individuals; however, the Board has discretion to combine or separate these positions. The Corporation maintains its current Board structure because we believe that having an independent Chairman increases the effectiveness of risk oversight and management evaluation, and separate positions serve to eliminate the appearance of a conflict between personal and shareholders’ interests.

Risk Oversight

Oversight of material risks facing the Corporation is a major area of emphasis for the Board of Directors. The Board, upon recommendations from appropriate committees, annually approves all operating policies. The Audit Committee reviews results of all regulatory examinations and audits, both internal and external, and monitors responses from management to recommendations for procedural changes. Members of the Audit,

Compensation and Governance and Nominating Committees meet regularly with management. Each committee requires proof of adherence to all applicable policies that they oversee. The Board is informed routinely of new regulations, current issues of importance, key examination points, industry news and peer and competition activity by management at monthly Board meetings and periodic committee meetings.

PROPOSAL 1: ELECTION OF DIRECTORS

The Corporation’s Articles of Incorporation provide that the Board of Directors shall consist of at least seven, but not more than twenty-five, persons, as determined by the Board of Directors from time to time. The Board has fixed the number of directors so that, at the time of the Annual Meeting, the total number of members of the Board will be twelve. The Board is divided into three classes, as nearly equal in number as possible. Directors serve staggered, three-year terms, such that the term of office of one class of directors expires each year. Currently, the term of the Class 1 directors expires at the 2017 Annual Meeting, the term of Class 2 directors expires at the 2018 Annual Meeting, and the term of Class 3 directors expires at the 2019 Annual Meeting.

Any vacancy occurring on the Board of Directors, whether due to an increase in the number of directors, resignations, retirement, death or any other reason, may be filled by a majority of the remaining members of the Board of Directors, or by a sole remaining director, though less than a quorum, and each person so appointed will serve as a director until the expiration of the term of office of the class of directors to which he or she was appointed. The Bylaws do not permit the nomination of any individuals who are seventy (70) years or older as of the date of the Annual Meeting at which directors are to be elected. As of the 2017 Annual Meeting, Director James G. Ford, II is retiring from the Board as a result of this requirement, thus reducing the size of the Board to twelve members. The ages of the directors presented in the table are as of the April 14, 2017 Record Date.

No person may be a director unless he or she beneficially owns at least 2,000 shares of common stock of the Corporation, except for the “original” thirteen directors of the Corporation.

The Board of Directors has nominated the following three (3) persons for election as Class 1 directors, to serve for a three-year term and until their successors are duly elected and qualified. In the event that any of the nominees are unable to accept nomination or election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director if elected.

The Board of Directors recommends a vote “FOR” the following three (3) nominees:

Nominees for Class 1 Directors to serve until 2020

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Brett D. Fulk, 48	2015	Mr. Fulk is the President and a director of Riverview Financial Corporation and Riverview Bank, since June 30, 2015. Previously, he was the Chief Operations Officer from July 2011 to June 30, 2015. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for CommunityBanks (which was acquired by Susquehanna Bank). Mr. Fulk’s qualifications include an extensive and diverse banking background and his involvement in the communities serviced by the Bank.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Howard R. Greenawalt, 64	2012(2)	Mr. Greenawalt is a certified public accountant and a former owner and officer of Greenawalt & Company, P.C., a public accounting firm located in Mechanicsburg and Carlisle, Pennsylvania. He retired as an owner of the firm on January 1, 2012, but continues as an employee of the firm. Mr. Greenawalt has extensive audit, accounting and tax experience, and brings broad financial proficiency and leadership skills as a managing officer of a local company.

William C. Yaag, 66	2012(3)	Mr. Yaag is a co-owner, treasurer and general manager of Dan-Ed Corporation, which does business as Guers Dairy in Pottsville, Pennsylvania. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 2012. Mr. Yaag’s qualifications included his leadership skills and experience in managing a local company and his knowledge of communities served by the Bank.
Information regarding the Corporation’s continuing directors is provided as follows:
Class 2 Directors to serve until 2018
Name and Age Nominees:	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
Joseph D. Kerwin, 54	2005(1)(2)	Mr. Kerwin has been a practicing attorney with over 25 years of experience and is a partner with the law firm of Kerwin & Kerwin located in Elizabethville, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2005. Mr. Kerwin’s qualifications include his extensive legal and business expertise and his knowledge of the communities served by the Bank.

Carl W. Metzgar, 35	2016(5)	Mr. Metzgar is a founding member and currently practices with the law firm of Metzgar and Metzgar, LLC since 2008. He served as a member of the Pennsylvania House of Representatives since 2009, with his term ending in 2016. Metzgar also owns and operates a Red Angus beef cattle operation. Mr. Metzgar’s qualifications include his legal expertise, leadership skills, and his knowledge and involvement in the community.

Timothy E. Resh, 63	2008(4)	Mr. Resh is a retired pastor of Brothersvalley Church of the Brethren. He formerly served as the Chairman of the Board of Citizens National Bank of Meyersdale since 2008. Mr. Resh has extensive experience in business management, community leadership, agricultural operations and customer and retail operations. Mr. Resh’s qualifications include his extensive community involvement and diversified clergy/business background and his experience as the former Chairman of the Board of Citizens National Bank of Meyersdale.

Name and Age Nominees:	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
John M. Schrantz, 67	1994(1)(2)	Mr. Schrantz is President of the Rohrer Companies, Inc. (Rohrer Bus Service). He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 1994. Mr. Schrantz has been the Vice-Chairman of the Board of Riverview and the Bank since their inception in December 2008. Mr. Schrantz brings financial expertise and leadership skills as president of a local company.

David A. Troutman, 60	2002(1)(2)	Mr. Troutman is President and owner of A.W. Troutman DBA/ Troutman’s Chevrolet – Buick – GMC, an automobile dealership in Millersburg, PA and the owner of W.C. Troutman Company, a finance company in Millersburg, PA. He formerly served as a director of Halifax National Bank since 2002. Mr. Troutman’s qualifications include his business expertise and leadership skills as president and owner of a local company and his knowledge of the communities served by the Bank.

Nominees for Class 3 Directors to serve until 2019
Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries

Albert J. Evans, 49	2007(3)	Mr. Evans has been a practicing attorney for more than 23 years and is the Vice President of the law firm of Fanelli, Evans & Patel, P.C. located in Pottsville, Pennsylvania. He formerly served as a director of Union Bancorp, Inc. and Union Bank and Trust Company, Pottsville, Pennsylvania since 2007. Mr. Evans has extensive legal and business expertise and knowledge of the local communities served by the Bank.

Kirk D. Fox, 50	2007(1)(2)	Mr. Fox is the Chief Executive Officer of Riverview Financial Corporation and Riverview Bank, since June 30, 2015. Previously, he held the position of President since December 31, 2008. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and Chief Lending Officer of Halifax National Bank from August 2004 to December 31, 2008. Prior to that, Mr. Fox was Vice President and Commercial Loan Officer for Community Bank, where he worked since 1988. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Fox’s qualifications include his extensive banking knowledge and his experience, leadership skills and familiarity with the communities served by the Bank.

R. Keith Hite, 69	2006(1)(2)	Mr. Hite is a Vice President with Blackford Ventures, a Lancaster, Pennsylvania based investment capital firm. He retired after serving 30 years as Executive Director of the Pennsylvania State Association of Township Supervisors. He formerly served as a director of First Perry Bancorp, Inc. and The First National Bank of Marysville since 2006. Mr. Hite’s qualifications include his executive leadership skills in managing a state association and his extensive knowledge of local markets served by the Bank.

Name and Age	Director Since	Principal Occupation for the Past Five Years and Positions Held with Riverview Financial Corporation and Subsidiaries
David W. Hoover, 56	2007(1)(2)	Mr. Hoover is the owner and President of Hoover Financial Services, Inc., which is an accounting/tax preparation/business consulting firm located in Halifax, Pennsylvania. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Hoover has been the Chairman of the Board of Riverview Financial Corporation and Riverview Bank since their inception December 2008. Mr. Hoover’s qualifications include his leadership skills, financial expertise and his knowledge of the communities served by the Bank.

(1)	Includes service as a director of First Perry Bancorp, Inc. and its subsidiary, The First National Bank of Marysville and HNB Bancorp, Inc. and its subsidiary, Halifax National Bank.
(2)	Includes service as a director of Riverview Financial Corporation and its subsidiary, Riverview Bank.
(3)	The individual became a director of the Corporation effective November 1, 2013 as a result of the consolidation with Union Bancorp, Inc. The year presented includes service as a director of Union Bancorp, Inc. and its subsidiary, Union Bank and Trust Company.
(4)	The individual became a director of the Corporation effective December 31, 2015 as a result of the merger of Citizens National Bank of Meyersdale. The year presented includes service as a director of Citizens.
(5)	Effective July 20, 2016, Daniel R. Blaschak resigned as a director of the Corporation, and Carl W. Metzger was appointed to take his place with a term ending at the 2018 Annual Meeting of the Corporation.

PROPOSAL 2: AMENDMENT OF THE CORPORATION’S ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES

Under Article 5 of the Corporation’s Articles of Incorporation, the Corporation is authorized to issue up to five million shares of common stock, no par value (the “Common Stock”), and three million shares of preferred stock, no par value. As of April 14, 2017, the Corporation had 3,518,331 shares of common stock issued and outstanding and 178,302 shares were reserved for issuance under the Corporation’s employee stock purchase, dividend reinvestment, 401(k) and stock option plans, leaving approximately 1,303,367 common shares available for issuance. The Corporation also has 1,348,809 shares of Series A, non-voting preferred stock outstanding, which may, at a future date, and subject to regulatory approval of the holders thereof, be ultimately convertible into 1,348,809 shares of voting Common Stock (subject to adjustment). In the event that the Series A preferred shareholders desire to convert their shares into Common Stock, and obtain all necessary approvals to do so, the Corporation’s remaining available shares of Common Stock will be even further diminished.

Based on the foregoing, the Board has approved, and recommends that the shareholders of the Corporation approve, an amendment to the first paragraph of Article 5 of the Corporation’s Articles of Incorporation to increase the number of authorized shares of common stock from five million shares to twenty million shares. The additional fifteen million shares for which the Corporation is seeking authorization would be part of the existing class of common stock presently authorized, having the same rights, privileges and preferences. As proposed to be amended, Article 5 would read as follows:

5. a. The aggregate number of shares that the Corporation shall have authority to issue is twenty million (20,000,000) shares of common stock, no par value per share (the “Common Stock”), and three million shares (3,000,000) of preferred stock, no par value per share (the “Preferred Stock”).

Approval of the Common Stock Increase is an independent vote from the proposal for the Nonvoting Common Stock Authorization, and approval or non-approval of the Common Stock Increase will not affect, or be affected by, the approval or non-approval of the Nonvoting Common Stock Authorization proposal.

The Board has a number of reasons that support its determination that an increase in the Corporation’s common stock is advisable and in the best interests of the Corporation at this time:

•	The Corporation is very close to the maximum number of shares of Common Stock that it is authorized to issue as discussed above. The Corporation believes that, in general, it is desirable and in the best interests of the Corporation and its shareholders, that it have a sufficient number of authorized shares of common stock available for issuance from time to time, to the extent the occasion may arise, for future financing and potential acquisition transactions, to permit stock dividends or stock splits at some future date, to fund employee benefit plans and for other proper corporate purposes.

•	On April 19, 2017, the Corporation and CBT Financial Corporation entered into an Agreement and Plan of Merger that provides for CBT Financial Corporation to merge with and into the Corporation (the “Merger”) and for each share of CBT Financial common stock to be converted in the Merger into 2.86 shares of the Corporation’s common stock (up to 4,134,056 shares of the Corporation’s common stock, in the aggregate). The Corporation does not have a sufficient number of shares of common stock available to complete the conversion of all CBT Financial shares in the Merger, and the obligation of CBT Financial and the Corporation to complete the Merger is contingent upon the Corporation receiving the approval of its shareholders for the Common Stock Increase. If the shareholders do not approve the Common Stock Increase, CBT Financial and the Corporation may terminate the Merger. However, the Merger is subject to other conditions that will also need to be met in order for the Merger to close. The approval by the shareholders of the Common Stock Increase is not contingent on the closing of the Merger; shareholder approval of the Common Stock Increase will be effective whether or not the Merger is completed.

•	The Corporation wishes to be in the position to take advantage of any opportunities that might present themselves in a timely and efficient manner, understanding that opportunities for additional issuance could arise at any time without warning. The availability of additional common shares for issuance, without the delay and expense of obtaining additional shareholder approval, will afford the Corporation greater flexibility in acting upon opportunities and transactions, if any, which may arise.

With the exception of the planned issuance of common shares in connection with the Merger, shares of common stock reserved for future issuance under the Corporation’s employee benefit plans, and the potential future conversion of the Series A preferred stock into Common Stock, the Corporation currently has no other definitive plans, understandings, agreements or arrangements concerning the issuance of any shares of its common stock. However, the Corporation will have the right to issue any newly authorized shares for any reason it determines to be in the best interests of the Corporation, and without shareholder approval except as may be required by Pennsylvania corporate law or the rules of any exchange upon which the Corporation’s shares may be issued in the future. In addition, the Corporation’s shareholders do not have preemptive rights to purchase shares that may be issued and, as a result, existing shareholders may suffer the dilution of their equity participation and voting rights if additional shares of common stock are issued.

The ability to issue additional shares of common stock could also enable the Board to discourage an attempt to gain control of the Corporation by unaffiliated parties. It is not presently contemplated that any of the remaining shares of common stock would be issued for the purpose of making the acquisition by an unwanted suitor of a controlling interest in the Corporation more difficult. However, if the Board were to oppose such a suitor in the future, it could (if consistent with its fiduciary duties and within the limits imposed by applicable law) cause the Corporation to issue additional shares of common stock in a public or private sale, merger or similar transaction which would increase the number of outstanding shares of such stock, thereby possibly diluting the interest of a party attempting to gain control of the Corporation.

Under Pennsylvania law and the Corporation’s Articles of Incorporation, the affirmative vote of a majority of those shares cast in person or by proxy at the meeting with respect to the Common Stock Increase proposal is required for its approval. The Board of Directors recommends a vote FOR the proposed amendment of the Corporation’s Articles of Incorporation to increase the authorized shares of common stock of the Corporation.

PROPOSAL 3: AMENDMENT OF THE CORPORATION’S ARTICLES OF INCORPORATION TO AUTHORIZED NON-VOTING COMMON SHARES

On January 11, 2017, the Corporation entered into a Stock Purchase Agreement with certain investors pursuant to which it sold both shares of its common stock and Series A Preferred Stock to qualified investors. In the Stock Purchase Agreement, the Corporation agreed to seek authorization from its shareholders of a class of no par value, non-voting common stock into which the Series A Preferred Stock is permitted to convert (the “Nonvoting Common Stock”). The Board has approved, and recommends that the shareholders of the Corporation approve, an amendment to the first paragraph of Article 5 of the Corporation’s Articles of Incorporation to create and authorize 1,348,809 shares of Nonvoting Common Stock, which is the total number of shares of Nonvoting Common Stock into which the Series A Preferred Stock may convert, in accordance with its terms. The Nonvoting Common Stock is permitted, under certain circumstances, to convert into voting Common Stock. The full rights of the Nonvoting Common Stock are set forth in the proposed amendment to Article 5 of the Corporation’s Articles of Incorporation, set forth as Exhibit A, and are summarized below.

Presuming the shareholders approve the Nonvoting Common Stock Authorization, each share of Series A Preferred Stock will automatically convert into one share of Non-Voting Common Stock effective as of the close of business on the date that the Corporation files an amendment to the Articles of Incorporation to authorize the Non-Voting Common Stock. Following conversion, all shares of Nonvoting Common Stock proposed to be authorized will be issued and outstanding with no authorized but unissued shares of Nonvoting Common Stock remaining. If, however, the shareholders do not approve the Nonvoting Common Stock Authorization, the Series A Preferred Stock will remain outstanding and convertible into voting common stock, or a future approved class of nonvoting common stock, in accordance with its terms.

Approval of the Nonvoting Common Stock Authorization is an independent vote from the proposal for the approval of the Common Stock Increase, and approval or non-approval of the Common Stock Increase will not affect, or be affected by, the approval or non-approval of the Nonvoting Common Stock Authorization proposal.

The Board believes that it is desirable and in the best interests of the Corporation and its shareholders that the Nonvoting Common Stock Authorization be approved. By approving the Nonvoting Common Stock Authorization, all shares of the Series A Preferred Stock will convert into Nonvoting Common Stock, on a one for one basis. Nonvoting Common Stock is considered by the Federal Reserve Board and the Federal Deposit Insurance Corporation as a more permanent source of capital than the Series A Preferred Stock, and the Corporation would be permitted to treat the capital raised through the sale of the Series A Preferred Stock as common equity tier 1 for capital purposes, instead of tier 2 capital, as it is currently treated, improving the Corporation’s tier 1 capital ratio. Regulators use the tier 1 capital ratio to grade a company’s capital adequacy. However, from a corporate law standpoint, there are no material differences between the rights of the Series A Preferred Stock and the Nonvoting Common Stock.

The Non-Voting Common Stock will be of equal rank to the common stock, in terms of dividends, liquidation, preferences and all other rights and features, with the following exceptions:

•	The Non-Voting Common Stock has no voting rights, except as may be required by law.

•	The Non-Voting Common Stock is convertible, on a one for one basis, into shares of voting common stock, either upon request of the holder of the Non-Voting Common Stock or of the Corporation, provided that the holder and its affiliates will not, as a result, own or control a greater percentage of any class of voting securities of the Corporation than is permitted by both the Company’s regulators and its board of directors.

•	Each share of Non-Voting Common Stock will automatically convert into one share of Common Stock, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock:

•	to the Corporation;

•	in a widely distributed public offering of Common Stock or Non-Voting Common Stock;

•	as part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the voting securities of the Corporation then outstanding (including pursuant to a related series of transfers);

•	as part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering;

•	to a transferee that controls more than fifty percent (50%) of the voting securities of the Corporation without giving effect to such transfer; or

•	that is part of a transaction approved by the Board of Governors of the Federal Reserve System.

•	The one for one conversion ratio of the Non-Voting Common Stock into Common Stock is subject to adjustment due to the following corporate transactions affecting the Common Stock: division, combination or consolidated, reclassification, reverse stock split or similar transactions increasing or reducing the outstanding common stock. In addition, the conversion ratio will be equitably adjusted if the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, or upon a capital reorganization or merger (other than a subdivision, combination, reclassification or exchange of shares as provide above) so that the holders of Non-Voting Common Stock are able to receive upon conversion the same interest they would have received had they converted into Common Stock prior to such event having occurred.

Under Pennsylvania law and the Corporation’s Articles of Incorporation, the affirmative vote of a majority of those shares cast in person or by proxy at the meeting with respect to the Nonvoting Common Stock Authorization proposal is required for its approval. The Board of Directors recommends a vote FOR the proposed amendment of the Corporation’s Articles of Incorporation to authorize the Nonvoting Common Stock.

SHARE OWNERSHIP

Principal Holders

To the best of our knowledge, as of April 14, 2017, no individual or entity owned of record or beneficially more than 5% of the Corporation’s outstanding shares of common stock.

Beneficial Ownership of Executive Officers, Directors and Nominees

The following table shows, as of the February 15, 2017, the amount and percentage of the Corporation’s common stock beneficially owned by each director, each director nominee, each named executive officer and all directors, nominees and executive officers of the corporation as a group.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the following table are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Nominees:
Albert J. Evans	29,951	0.83%
James G. Ford, II (2)	15,675	0.44%
Kirk D. Fox (3)	36,264	1.01%
Brett D. Fulk (4)	38,738	1.08%
Howard R. Greenawalt	19,249	0.54%
R. Keith Hite (2)	43,701	1.21%
David W. Hoover (2)	29,944	0.83%
Joseph D. Kerwin (2)	32,033	0.89%
Carl W. Metzgar	2,380	0.07%
Timothy E. Resh	2,969	0.08%
John M. Schrantz (2)	22,134	0.62%
David A. Troutman (2)	31,055	0.86%
William C. Yaag	14,310	0.40%
Named Executive Officer:
Scott A. Seasock, CFO	4,000	0.11%

All directors and named executive officers as a group (14 persons)	322,403	8.96%

(1)	Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contact, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of the stock; or (ii) investment power, which includes the power to dispose or direct the disposition of the stock; or (iii) the right to acquire beneficial ownership within 60 days after December 31, 2016.
(2)	Total includes 5,750 fully vested options that may be exercised at any time.
(3)	Total includes 28,000 fully vested options that may be exercised at any time.
(4)	Total includes 21,000 fully vested options that may be exercised at any time.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table discloses the number of outstanding options granted by the Corporation to participants in all equity compensation plans, as well as the number of securities remaining available for future issuance under such plans, as of December 31, 2016.

	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan not approved by shareholders	321,079	(1)	$10.47	28,921
Plan approved by shareholders	—		—	—

(1)	Effective January 4, 2012, the 2009 Riverview Financial Corporation Stock Option Plan (the “Option Plan”) was amended and restated to increase the number of common shares available under the Plan, in the aggregate, to 220,000 shares as compared with the originally provided 170,000 shares. On April 16, 2014, the 2009 the Plan was again amended and restated to increase the total number of shares of common stock by 130,000 shares, thus increasing the total number of available shares under the Plan to 350,000 shares.

The vesting schedule for all options issued under the Option Plan is a seven year cliff, which means that the options are 100% vested in the seventh year following the grant date. All options expire ten years following the grant date. However, on December 18, 2013, the Board of Directors approved the acceleration of the vesting of 179,250 options that were granted and outstanding at that date. Additional information relating to the Option Plan can be found in Note 14 – Employee Benefit Plans in the Corporation’s annual report to shareholders.

Named Executive Officers

The following table provides information, as of December 31, 2016, about the Corporation’s “named executive officers”.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial Corporation and Subsidiaries
Kirk D. Fox	50	Mr. Fox is the Chief Executive Officer of Riverview Financial Corporation and Riverview Bank, since June 30, 2015. Previously, he held the position of President since December 31, 2008. Mr. Fox was an Executive Vice President of HNB Bancorp, Inc. and Chief Lending Officer of Halifax National Bank from August 2004 to December 31, 2008. Prior to that, Mr. Fox was Vice President and Commercial Loan Officer for Community Bank, where he worked since 1988. He formerly served as a director of HNB Bancorp, Inc. and Halifax National Bank since 2007. Mr. Fox’s qualifications include his extensive banking knowledge and his experience, leadership skills and familiarity with the communities served by the Bank.

Brett D. Fulk	48	Mr. Fulk is the President and a director of Riverview Financial Corporation and Riverview Bank, since June 30, 2015. Previously, he was the Chief Operations Officer from July 2011 to June 30, 2015. From November 2007 to June 2011, Mr. Fulk served as a Managing Director of Commercial Services, Pennsylvania division, Regional Executive, and Region President for Susquehanna Bank. From 1990 to 2007, Mr. Fulk served in the capacity of Region President in both the Northcentral PA and York Regions for CommunityBanks (which was acquired by Susquehanna Bank). Mr. Fulk’s qualifications include an extensive and diverse banking background and his involvement in the communities serviced by the Bank.

Name	Age	Principal Occupation For the Past Five Years and Position Held with Riverview Financial Corporation and Subsidiaries
Scott A. Seasock	59	Mr. Seasock is the Chief Financial Officer of Riverview Financial Corporation and Riverview Bank since August 2016. Previously, Mr. Seasock served as the Chief Financial Officer of Peoples Financial Services Corp., Scranton, Pennsylvania and Executive Vice President, from January 2010 to April 2016. Prior to Peoples Financial Services, he served as an Executive Vice President and Chief Financial Officer of Comm Bancorp. Inc. from 1989 to 2010.

EXECUTIVE COMPENSATION

Compensation and Benefits Process and Philosophy

The compensation and benefit programs for the Corporation’s named executive officers are designed to provide compensation that is fair, reasonable and competitive. It is intended to align the interests of the named executive officers with shareholders by rewarding performance that achieves corporate financial goals and by rewarding strong executive leadership and superior individual performance. By offering competitive compensation and benefits, the Corporation is able to attract, motivate and retain a highly qualified and talented team of executives who will help maximize the Corporation’s long-term financial performance and earnings growth, increase shareholder value and subsequent appreciation in the market value of the Corporation’s stock. These principles also guide the Corporation in designing compensation and benefit plans provided to the non-executive workforce.

The compensation paid to each named executive officer is based on the executive’s level of job responsibility, corporate financial performance measured against annual goals, an assessment of the executive’s individual performance and the competitive market.

The Compensation Committee annually reviews the components of the named executive officers’ compensation program in comparison with peer banks. The relevant comparator group for compensation and benefits programs consists of financial institutions of like size and geographically located in an area where the corporation competes for the same talent. Salary and benefit information is gathered from proxies of financial institutions and salary surveys. In 2016, the Corporation used survey data from SNL Financial to educate itself as to the trends in compensation. The SNL Financial survey provided ranges of salaries for like-size and geographically similar financial institutions.

COMPENSATION INFORMATION

The following table summarizes the total compensation for Kirk D. Fox, Riverview Financial Corporation’s Chief Executive Officer, Brett D. Fulk, Riverview Financial Corporation’s President, and Scott A. Seasock, Riverview Financial Corporation’s Chief Financial Officer during 2016, for the prior two (2) fiscal year-ends. These individuals are referred to as the “Named Executive Officers.”

2016 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Option Awards(1)	Non-qualified Deferred Compensation Earnings	All Other Compensation		Total
Kirk D. Fox,	2016	$331,500		$10,000	$—	$54,018	$51,209	(2)	$446,727
President	2015	331,500		100,000	12,690	45,490	52,693	(3)	542,373
Brett D. Fulk	2016	316,200		10,000	—	9,477	43,378	(4)	379,055
Chief Operations Officer	2015	316,200		100,000	12,690	5,510	39,167	(5)	473,567
Scott A. Seasock	2016	$76,154	(6)	—	—		3,818	(7)	79,972
Chief Financial Officer	2015	—		—	—		—		—

(1)	Option awards are valued based upon the Black-Scholes option valuation model. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model, which was estimated to be $2.82 per share for the options granted in 2015. Additional details are set forth in footnote 14 to our consolidated financial statements in our Annual Report on Form 10-K.
(2)	Includes an automobile allowance for personal use of $2,071; 401(k) match of $7,920; life insurance premiums of $421; profit sharing of $4,265; change of $11,532 in accrued pension value of supplemental retirement plan; bank contribution to deferred compensation plan of $10,000; and director fees of $15,000.
(3)	Includes an automobile allowance for personal use of $1,819; 401(k) match of $11,282; life insurance premiums of $317; profit sharing of $3,811; change of $10,464 in accrued pension value of supplemental retirement plan; bank contribution to deferred compensation plan of $10,000; and director fees of $15,000.
(4)	Includes an automobile allowance for personal use of $5,797; 401(k) match of $6,974; life insurance premiums of $405; profit sharing of $5,334; private and country club membership of $1,660; change of $8,208 in accrued pension value of supplemental retirement plan; and a director fee of $15,000.
(5)	Includes an automobile allowance for personal use of $7,136; 401(k) match of $10,207; life insurance premiums of $305; profit sharing of $4,766; private and country club membership of $1,765; change of $7,488 in accrued pension value of supplemental retirement plan; and a director fee of $7,500.
(6)	2016 salary is prorated from the August 1, 2016 date of hire based on an annual salary of $180,000.
(7)	Includes life insurance premiums of $68 (prorated based upon an annual premium of $408); and an automobile allowance for personal use of $3,750 (based upon an annual auto allowance of $9,000).

Messrs. Fox and Fulk are parties to three-year term evergreen employment agreements. On every anniversary date of each agreement, the employment period is extended automatically for one additional year, unless notice of nonrenewal is given. The agreements provide that the executives may participate in those employee benefit plans for which they are eligible. Each also provides that if the executive is terminated without cause or, if after a change in control, there is a reduction in his salary or benefits, or a change in his reporting responsibilities, duties or titles, he will receive three times his annual compensation, as defined in the agreement, and includes the amount the Bank pays for employee benefits for the executive for a one year period, which will be paid in 24 equal monthly installments beginning within 30 days from his separation of service. In addition, for Mr. Fox only, the Bank shall transfer and deliver title to the Bank automobile which he uses at the time of separation.

Mr. Seasock is party to a two-year term evergreen agreement, where the initial term will be automatically extended for successive additional one-year periods, unless notice of nonrenewal is given. The agreement provides that the executive may participate in those employee benefit plans for which he is eligible and will receive a monthly vehicle allowance of $750. The agreement contains a non-compete restrictive covenant where the executive cannot be engaged, directly or indirectly, in any banking industry within any county in which a branch or office of the Corporation is located for one year after the last day of employment with the Corporation. The agreement provides that if the executive is terminated without cause, or if after a change in control, the Corporation will pay him two times his base salary plus one times the annual amount that the Bank pays for employee health care benefits for the executive, less applicable taxes and withholding, such amount to be payable in 12 equal monthly installments beginning within 30 days following his separation from service.

If the payments to be paid as described above for Messrs. Fox and Fulk are determined to be parachute payments, subjecting the executive to excise taxes, the executive will receive an additional cash payment in an amount such that the after-tax proceeds of such payment will be equal to the amount of the excise tax.

On January 24, 2012, the Employment Agreement of Mr. Fox was amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

On November 16, 2011, Mr. Fox signed a Noncompetition Agreement. The purpose for the noncompetition agreement was to define the restrictions placed on the executives during and after his employment with the Corporation and the Bank in terms of being engaged in certain activities which may be considered to be competitive with the goodwill and proprietary rights of Riverview and Riverview Bank. In consideration of Mr. Fox entering into this agreement, Riverview Bank:

•	paid Mr. Fox $10,250 upon its execution;

•	provides Mr. Fox with a membership at a country club during his employment; and

•	provides Mr. Fox with an additional $10,000 in supplemental term insurance during his employment.

Riverview maintains an “Executive Deferred Compensation” program in which two of Riverview’s executives participate, allowing the executives to defer payment of their base salary, bonus and performance based compensation until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors declared the interest rate to be 5.98% for 2016 for the agreements with Kirk D. Fox and Brett D. Fulk. The rate is based on the five-year average of the 20-year CMT, plus 3%, with a minimum rate of 4%. The agreements are unfunded, with benefits to be paid from Riverview’s general assets.

Elements of Executive Compensation

The Corporation’s compensation and benefits package for named executive officers consists of direct compensation and corporate sponsored benefit plans, including base salary, bonuses, health and welfare benefits, profit sharing/401(k) plan, employee stock purchase plan (“ESPP”) and stock option plan participation. Each component is designed to contribute to a total package that is competitive, performance-based, valued by the executives of the Corporation and to align their interests with those of the shareholders.

Base salary

A competitive base salary is necessary to attract and retain talented executives. The base salary for each named executive officer is determined based upon experience, expected personal performance, salary levels that are in place for comparable positions within the industry, and responsibilities assumed by the named executive officers. While a named executive officer’s initial salary is determined by an assessment of competitive market levels, the major factor in determining base salary increases is individual performance. The Compensation Committee evaluates named executive officer base salary levels on an annual basis. The

Corporation usually grants annual increases to executives as well as increases needed to reflect changes in responsibilities and the market competitive environment.

In establishing base salaries for the named executive officers for 2016, the Compensation Committee considered the Corporation’s financial performance in comparison with historical trends and peer group and market based industry data. In consideration of the general economic conditions prevailing in 2016 and the Corporation’s financial performance in spite of such conditions, and to maintain a competitive salary base for the named executive officers, the Committee determined that an increase in base salary for 2016 was appropriate.

Bonuses

The annual bonus paid to the named executive officers was tied to the Corporation’s performance. During 2016, bonuses were paid to those employees of the Corporation who achieved or exceeded their individual performance objectives. Bonuses are paid at the discretion of the Board of Directors if the Board is of the opinion that such an award is merited. The bonuses are designed to align the employees’ interests with those of shareholders by linking the Corporation’s performance to such a cash award.

Director Fees

Messrs. Fox and Fulk are members of the Board of Directors and each received the equivalent of $15,000 per year as a retainer fee for serving on the Board.

Profit Sharing/401(k) Plan

Executive officers participate in the Profit Sharing/401(k) Plan, which is offered to all full-time employees who have completed at least six months of service and are at least 18 years of age. This plan is a means for employees to contribute and save for their retirement, and it has a combined tax qualified savings feature and profit sharing feature for employees. The Corporation makes a contributory match to the plan for each participating employee at a discretionary percentage of their respective compensation. The Corporation may also make a discretionary contribution annually to the plan based upon the Corporation’s financial performance. This discretionary contribution is designed to award employees for contributing to the Corporation’s financial success. Contributions are expressed as a percentage of base salary and executive officers receive the same percentage of base salary as all other employees. During 2016, the Corporation did not make a discretionary contribution to eligible 401(k) participants.

Employee Stock Purchase Plan (“ESPP”)

Effective March 5, 2014, the Board adopted and approved the Riverview Financial Corporation Employee Stock Purchase Plan (“ESPP”). Executive officers have the option to enroll and participate in the ESPP, which is a qualified stock plan offered to all eligible employees of the Bank, and allows employees to use after-tax payroll deductions of between 1% and 20% of base pay to acquire the Corporation’s stock at a 15% discount.

Stock Option Plan

In January 2009, the Corporation adopted the 2009 Stock Option Plan (the “2009 Plan”). Under the 2009 Plan, the Corporation is authorized to issue options exercisable for up to 170,000 shares of common stock, in the aggregate. Effective January 4, 2012, the Corporation increased the number of shares of the Corporation’s common stock that may be issued under the Plan to 220,000 shares. On April 16, 2014, the Plan was again amended to increase the total number of shares of common stock available for issuance under the Plan to 350,000 shares. The purpose of the Plan was to advance the development, growth and financial condition of the Corporation by providing incentives through participation in the appreciation of the common stock of the Corporation to secure, retain and motivate the Corporation’s directors, officers and key employees and to align such person’s interests with those of Corporation’s shareholders. The 2009 Plan provides a seven year cliff vesting for all options, which means that the options are 100% vested in the seventh year following the grant date. The expiration date for all options is ten years following the grant date.

Supplemental Executive Retirement Plan

The Bank maintains Supplemental Executive Retirement Plan (“SERP”) agreements that provide specified benefits to certain key executives, which include Messrs. Fox and Fulk. The agreements were specifically designed to encourage key executives to remain as employees of the Bank. The agreements are unfunded, with benefits paid from the Bank’s general assets. After normal retirement, benefits are payable to the executives or their beneficiaries in equal monthly installments for a period of 15 years for Mr. Fox and 20 years for Mr. Fulk. There are provisions for death benefits should a participant die before his retirement date and are subject to change in control and other provisions.

Perquisites

Riverview provides an allowance for automobile use to Messrs. Fox, Fulk and Seasock. In addition, Messrs. Fox and Fulk are entitled to a membership at a country club during their employment. These provisions are viewed as a normal and reasonable benefit in a highly competitive financial service industry.

Grants of Plan-Based Awards

The following table presents equity incentive plan awards outstanding at December 31, 2016 for each named executive officer and information relating to those option awards that were unexercised and option awards that had not yet vested as of that date:

Name	Number of securities underlying unexercised options (#): exercisable(1)	Number of securities underlying unexercised options (#): unexercisable(2)	Option exercise price ($/Share)	Option Expiration Date
Kirk D. Fox	25,000	—	$10.60	1/21/2019
	3,000	—	$10.60	9/16/2019
	—	20,000	$10.00	5/5/2024
	—	4,500	$13.05	11/18/2025
Brett Fulk	11,000	—	$10.60	12/07/2021
	10,000	—	$10.35	1/4/2022
	—	20,000	$10.00	5/5/2024
	—	4,500	$13.05	11/18/2025
Scott A. Seasock	—	—	—	—

(1)	On December 7, 2011, the Board of Directors approved the reduction of the exercise price of the options granted in 2009 and 2011 from $13.00 per share to $10.60 per share, which was the fair market value of the stock at December 7, 2011. On December 18, 2013, the Board of Directors approved the acceleration of the vesting of 179,250 options that were outstanding on that date, which include certain options presented in this table.
(2)	The vesting schedule for the “unexercisable” options is a seven-year cliff.

Directors’ Compensation

The following table summarizes the total compensation paid to the directors (other than directors who are Named Executive Officers and whose compensation in all capacities is stated in the Summary Compensation Table) during the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash (1) ($)	Option Awards ($)	Total ($)
Felix E. Bartush, Jr. (retired effective 12/7/2016 Annual Meeting)	19,250	—	19,250
Frances A. Bedekovic (former Citizens’ director who resigned effective 1/25/2016)	1,750	—	1,750
Daniel R. Blaschak (retired effective 7/20/2016)	12,250	—	12,250
Albert J. Evans	21,000	—	21,000
Arthur M. Feld (retired effective 12/7/2016 Annual Meeting)	21,083	—	21,083
James G. Ford, II (retired effective 6/21/2017 Annual Meeting)	21,000	—	21,000
Howard R. Greenawalt	21,000	—	21,000
R. Keith Hite	23,000	—	23,000
David W. Hoover	26,000	—	26,000
Joseph D. Kerwin	21,000	—	21,000
Carl W. Metzgar (joined the Board effective 7/20/2016)	10,500	—	10,500
Timothy E. Resh	21,000	—	21,000
John M. Schrantz	26,000	—	26,000
David A. Troutman	22,000	—	22,000
William C. Yaag	21,000	—	21,000

(1)	Retainer fee for services as a director.

Generally, the annual retainer fee for independent directors is $21,000, while each employee director receives an annual retainer of $15,000. However, the Chairman and Vice Chairman of the Board receive an annual retainer of $24,000 and an additional $500 for every Executive Committee meeting they attend. The Chairmen of the Audit Committee and the Asset Liability Committee receive an annual retainer of $23,000, and the Chairman of the Loan Committee receives an annual retainer of $22,000.

The Corporation maintains a Director Deferred Fee Agreement (“DDFA”) which allows electing directors to defer payment of their director fees until a future date. Under this agreement, the estimated present value of the future benefits is accrued over the effective dates of the agreement at an interest rate that is declared annually by the Board of Directors. Accordingly, the Board of Directors declared the interest rate to be 5.98% for 2016 for the Agreements with Directors Fox and Yaag. The rate is based on the five-year average of the 20-year CMT, plus 3%, with a minimum rate of 4%.

The Corporation and its subsidiary, Riverview Bank, entered into a Director Emeritus Agreement (the “Agreement”) with its “founding” directors, effective November 2, 2011. In order to promote the orderly succession of the Board of Directors, the Agreement defines the benefits the Bank is willing to provide upon the termination of service as a director to those individuals who were directors of the Corporation as of December 31, 2011, provided the director provides the services contemplated in the Agreement. The material terms of the Agreement are as follows:

•	The Bank will pay the director or the director’s beneficiary $15,000 per year, which may be increased at the sole discretion of the Board of Directors, for five years, payable in equal monthly installments in the following circumstances:

•	Upon termination of service as a director on or after the age of 65, provided the director has 10 or more years of continuous service at the date of termination and is willing to provide certain ongoing services for the Bank, which include being available to the Board for advice and consultation, continuing to act as a “Goodwill Ambassador” for the Bank, and avoiding any competitive arrangements that may be contrary to the best interests of the Bank;

•	Upon termination of service as a director due to a disability prior to the age of 65;

•	Upon a change in control of the Bank or the Corporation, defined as a change in the ownership or effective control of the Corporation or the Bank;

•	Upon the death of a director after electing to be a director emeritus.

•	The Bank is not required to pay any benefits under the Agreement: (1) to the extent limited by Section 280G of the Internal Revenue Code or which would be prohibited golden parachute payment; (2) if the director is removed from the Board for cause, as defined in the Agreement, (3) if the director is removed from the Board as required by the Bank’s regulator, (4) if the director, without prior written consent of the Bank, engages in competition with the Bank, within a 50 mile radius of the main office of the Bank, as of the date of termination of the director’s service or retirement, then the director’s remaining benefits under the Agreement are forfeited, or (5) if the director commits suicide within two years after the date of the Agreement.

RELATED PARTY TRANSACTIONS

Some of the Corporation’s directors and executive officers and the companies with which they are associated were customers of, and had banking transactions with, the Corporation’s subsidiary bank, Riverview Bank, during 2016. All loans and loan commitments made to them and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the Bank, and did not involve more than a normal risk of collectability or present other unfavorable features. The Corporation anticipates that Riverview Bank will enter into similar transactions with its officers and directors in the future.

The Board of Directors must approve all related party transactions that are significant. In turn, the director or officer in question is excused from the Board meeting at the time approval is considered by the Board.

Payments made during 2016 and 2015 to any director who is a partner in, or a controlling shareholder, or an executive of an organization that has made to or received from the Corporation or Bank, payments for property or services have been for amounts within NASDAQ guidelines defining the director independence and below the threshold for disclosure as a related party transaction.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•	reviewed and discussed the Corporation’s audited consolidated financial statements as of and for the year ended December 31, 2016 with management and with Dixon Hughes Goodman LLP, the Corporation’s independent registered public accounting firm for 2016;

•	discussed with Dixon Hughes Goodman LLP the matters required under applicable professional auditing standards and regulations by the Public Company Accounting Oversight Board in Auditing Standard No. 16 “Communication with Audit Committees”.

•	received the written disclosures and the letter from Dixon Hughes Goodman LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with Dixon Hughes Goodman LLP, which is independent from the Corporation and its management; and

•	recommended, based on the reviews and discussions referred to above, to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

By the members of the Audit Committee of the Board of Directors:

R. Keith Hite, Chairman	Joseph D. Kerwin
Howard R. Greenawalt	Timothy E. Resh

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Smith Elliott Kearns & Company, LLC (“SEK”) was the Corporation’s independent registered public accounting firm for 2015 and the first eight months in 2016. On June 9, 2016, the Corporation received notice from SEK that SEK would not be able to meet the requirements set forth in the Public Company Accounting Oversight Board for audit firm partner rotation for periods ending after fiscal year 2016. In addition, SEK recommended that the Corporation’s Audit Committee should begin a formal process to engage another independent registered public accounting firm and stated they would fully cooperate with the audit transition. As a result, Riverview did, in fact, engage in a formal process to seek another independent registered public accounting firm. As a result of that process, on August 25, 2016, the Audit Committee of the Corporation’s Board of Directors, through a formal proposal process, determined to dismiss SEK and engaged Dixon Hughes Goodman LLP to serve as its independent registered public accounting firm for the fiscal year ending December 31, 2016.

The reports issued by DHG and SEK in connection with the audit of the Corporation for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.

Furthermore, for the years ended December 31, 2016 and 2015, and the interim periods ended March 31, 2016, June 30, 2016 and September 30, 2016, there were no “disagreements” (as such term is defined within the meaning of Item 304(a)(1)(iv) of Regulation S-K) with either DHG or SEK on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During the years ended December 31, 2016 and 2015, there were no “reportable events” as such term is defined within the meaning of Item 304(a)(1)(v) of Regulation S-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 25, 2016, the Audit Committee of the Board of Directors engaged Dixon Hughes Goodman LLP (“DHG”) to serve as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Prior to engaging DHG, the Corporation did not consult DHG regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by DHG on the Corporation’s financial statements, and DHG did not provide any written or oral advice that was an important factor considered by the Corporation in reaching a decision as to any such accounting, auditing or financial reporting issue. DHG does not have a material relationship with the Corporation or the Bank and is considered to be well qualified.

Representatives of DHG are expected to be present at the Annual Meeting. While DHG representatives will not have an opportunity to make a statement, they will be available to respond to appropriate questions.

Aggregate fees billed by the respective accounting firms for services rendered in the aggregate for the years ended December 31, 2016 and 2015 were as follows:

	DHG	SEK
	2016	2016	2015
Audit fees(1)	$135,000	$39,215	$74,495
Audit-related fees(2)	—	13,055	11,210
Tax fees(3)	—	15,805	10,490
All other fees(4)	—	5,341	—

Total	$135,000	$73,416	$96,195

(1)	Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.
(2)	Audit related fees include fees for certain regulatory reporting requirements, and other required procedures in connection with the filings for the Citizens merger completed December 31, 2015.
(3)	Tax fees were for professional services rendered for preparation of the Corporation’s corporate tax returns and other tax compliance issues.
(4)	Other fees were for consultations concerning general accounting issues.

The Audit Committee pre-approves all audit and permitted non-auditing services, including the fees and terms thereof, to be performed by its independent auditor, subject to the de minimus exceptions for non-auditing services permitted by the Exchange Act. However, these types of services are approved prior to completion of the services. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2016. These services may include audit services, audit related services, tax services and other services. The Audit Committee pre- approval process is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed backup documentation at the time of approval.

Although shareholder approval of the selection of DHG is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection as is a common practice among other publicly traded companies and consistent with sound corporate governance practices. If Riverview’s shareholders do not approve this proposal at the 2017 Annual Meeting, the Audit Committee will consider the results of the shareholder vote on this proposal when selecting an independent auditor for 2018, but no determination has been made as to what action, if any, the Audit Committee would take if shareholders do not ratify the appointment of DHG.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Dixon Hughes Goodman LLP as the Corporation’s independent auditor for the fiscal year ending December 31, 2017.

ADDITIONAL INFORMATION

The Corporation’s 2016 Annual Report on Form 10-K for the year ended December 31, 2016 is being mailed with this proxy statement. Any shareholder may obtain a copy of Riverview Financial Corporation’s Annual Report for the year ended December 31, 2016, without charge, by submitting a written request to Scott A. Seasock, Chief Financial Officer of Riverview Financial Corporation, 3901 North Front Street, Harrisburg Pennsylvania 17110. The Form 10K is also available on the Corporation’s website at https://www.riverviewbankpa.com under Investor Relations.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matters other than those discussed in this proxy statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

APPENDIX A

5.	a. The aggregate number of shares that the Corporation shall have authority to issue is five million (5,000,000) shares of common stock, no par value per share (the “Common Stock”), three million shares (3,000,000) of preferred stock, no par value per share (the “Preferred Stock”) and 1,348,809 shares of non-voting common stock, no par value per share (the “Non-Voting Common Stock”) .

b. The Board of Directors may issue, in one or more classes or series, shares of Preferred Stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board of Directors. Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular class or series of Preferred Stock, (i) the number of shares of stock of any such class or series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such class or series then outstanding) by a resolution or resolutions adopted by the Board of Directors; and (ii) Preferred Stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued Preferred Stock, shall be unclassified as to class or series and may thereafter, subject to the provisions of this Article 5 and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issue of any such class or series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock.

c.	Non-Voting Common Stock

1. Definitions.

(a)	“Affiliate” has the meaning set forth in 12 C.F.R. § 225.2(a) or any successor provision.

(b)	“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.

(c)	“Board of Directors” means the board of directors of the Corporation.

(d)	“Business day” means any day other than a Saturday or a Sunday or a day on which banks in the Commonwealth of Pennsylvania are authorized or required by law, executive order or regulation to close.

(e)	“Certificate” means a certificate representing one (1) or more shares of Non-Voting Common Stock.

(f)	“Common Stock” means the voting common stock of the Corporation, no par value.

(g)	“Conversion” has the meaning set forth in Section 5.

(h)	“Corporation” means Riverview Financial Corporation, a Pennsylvania corporation.

(i)	“Dividends” has the meaning set forth in Section 3.

(j)	“Exchange Agent” means American Stock Transfer & Trust Company, LLC, solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(k)	“Liquidation Distribution” has the meaning set forth in Section 4.

(l)	“Mandatory Conversion Date” means, with respect to shares of Series A Preferred Stock, the date upon which the amendment to the Articles of Incorporation to authorize a class of Non-Voting Common Stock, as approved by the shareholders of the Corporation, is filed with the Pennsylvania Department of State, which filing shall be made by the Corporation no later than three business days following the Shareholder Approval Date.

(m)	“Non-Voting Common Stock” has the meaning set forth in Section 2.

(n)	“Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer; or (vi) that is part of a transaction approved by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

(o)	“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(p)	“Series A Preferred Stock” means the series of shares of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock” which were automatically converted into shares of Non-Voting Common Stock on the Mandatory Conversion Date.

(q)	“Shareholder Approval Date” means the date of shareholder approval of an amendment to the Articles of Incorporation authorizing a class of Non-Voting Common Stock in an amount of shares sufficient to permit the full conversion of the Series A Preferred Stock into shares of Non-Voting Common Stock.

(r)	“Voting Security” has the meaning set forth in 12 C.F.R. § 225.2(q) or any successor provision.

2. Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock” (the “Non-Voting Common Stock”). The number of authorized shares of the Non-Voting Common Stock shall be 1,348,809 shares. The Non-Voting Common Stock shall have no par value. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3. Dividends. The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

4. Liquidation.

(a)	Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passu with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b)	Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidating Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c)	Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5. Conversion.

(a)	General.

(i)	A holder of Non-Voting Common Stock shall be permitted to convert, or, upon the written request of the Corporation, shall convert, shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that, upon such conversion, the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than a percentage of the Common Stock or of any class of Voting Securities issued by the Corporation, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock), that is greater than (i) an amount approved by the Board of Directors; and (ii) an amount that is approved in accordance with applicable regulatory requirements. In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.

(ii)	Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer.

(iii)	To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

(iv)	All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non- assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b)	Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will use its best efforts to take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(c)	No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

6. Adjustments.

(a)	Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b)

Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

(c)	Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7. Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with and into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

8. Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

9. Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law.

10. Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of

Non-Voting Common Stock, (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (ii) decrease the authorized number of shares of Non-Voting Common Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock from its shareholders in general, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11. Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

12. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13. Term. The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 5.

14. No Preemptive Rights. The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.

15. Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16. Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

RIVERVIEW FINANCIAL CORPORATION

REVOCABLE PROXY

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 21, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Howard R. Greenawalt and Joseph D. Kerwin and either of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Riverview Financial Corporation that the undersigned shareholder may be entitled to vote at the annual meeting of shareholders to be held on Wednesday, June 21, 2017, at 10:00 a.m., local time, at the Hershey Country Club, 1000 East Derry Road, Hershey, Pennsylvania, 17033, and at any adjournment or postponement of the meeting as follows:

1.    Election of three (3) Class 1 Directors to Serve for a Three-Year Term and until their successors are elected and qualified (except as marked to the contrary below):

Nominees
Brett D. Fulk	Howard R. Greenawalt	William C. Yaag

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the space provided below:

2.	A proposed amendment of Article 5 of the Corporation’s Articles of Incorporation to increase the number of shares of common stock that the Corporation may issue from five million shares to twenty million shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	A proposed amendment of Article 5 of the Corporation’s Articles of Incorporation to authorize 1,348,809 shares of a new class of non-voting common stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Ratification of Dixon Hughes Goodman LLP (“DHG”) as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	In their discretion, the proxy holders are authorized to vote upon such other business as may be properly brought before the annual meeting and any adjournment or postponement of the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE, ALONG WITH A VOTE “FOR” PROPOSALS 2, 3 and 4.

This proxy, when properly signed and dated, will be voted in the manner specified by the undersigned. If no specification is made, this proxy will be voted FOR the nominees and proposals listed above.

Dated:             , 2017

Signature
Print name:

Signature
Print name:

Number of Shares Held of Record on April 14, 2017:

1.	This proxy must be dated, signed by the shareholder and returned promptly in the enclosed envelope.

2.	When signing as attorney, executor, administrator, trustee, or guardian, please state full title. If more than one trustee, all should sign.

3.	If stock is held jointly, each owner should sign.